Exhibit (a)(xi)

SCUDDER INVESTORS FUNDS, INC.

ARTICLES SUPPLEMENTARY

Scudder Investors Funds, Inc., a Maryland corporation having its principal office in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland:

FIRST: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

SECOND: The Corporation is authorized to issue 17,500,000,000 shares of Common Stock, par value $0.001 per share, with an aggregate par value of $17,500,000. These Articles Supplementary do not change the total authorized shares of Common Stock of the Corporation or the aggregate par value thereof.

THIRD: Pursuant to the authority contained in Section 2-208 of the Maryland General Corporation Law and under authority contained in Article FIFTH, Section 3 and 4 of the Articles of Incorporation for the Corporation, a majority of the entire Board of Directors has adopted resolutions creating a new class of the Japanese Equity Fund series, to be named the Class S shares of the Japanese Equity Fund series.

The Corporation’s Board of Directors hereby reclassifies and redesignates all the authorized but unissued shares of the Common Stock of the Corporation so that the number of shares of Common Stock classified and allocated to the Series and Classes of the Corporation are as follows:

Designation	Number of Shares
Scudder Investors Funds, Inc.	17,500,000,000
Global Biotechnology Fund	15,000,000
Global Biotechnology Fund - Class A Shares	6,000,000
Global Biotechnology Fund - Class B Shares	3,000,000
Global Biotechnology Fund - Class C Shares	1,000,000
Global Biotechnology Fund – Institutional Class Shares	5,000,000
Top 50 US Fund	250,000,000
Japanese Equity Fund	250,000,000
Unclassified and Unallocated	16,985,000,000

The Common Stock of the Top 50 US Fund shall have three Classes of shares, which shall be designated Class A, Class B, and Class C. The Common Stock of the Japanese Equity Fund shall have four Classes of Shares, which shall be designated Class A, Class B, Class C and Class S. The number of authorized shares of each Class of Common Stock of each of the foregoing Series shall be equal to the sum of x and y where: x equals the issued and outstanding shares of such Class; and y equals the authorized but unissued shares of Common Stock of all classes of such Series divided by the number of Classes of Common Stock of each such Series then authorized; provided that at all times the aggregate authorized, issued and outstanding shares of all Classes of Common Stock of each Series shall not exceed the authorized number of shares of Common Stock of each such Series; and, in the event application of the formula above would result, at any time, in fractional shares, the applicable number of authorized shares of each Class shall be rounded down to the nearest whole number of shares of such Class.

FOURTH: The shares of Common Stock of the Corporation reclassified by these Articles Supplementary shall be subject to all of the provisions of the Corporation’s Charter relating to shares of stock of the Corporation generally and shall have the preferences, conversion and other rights, voting powers, restrictions, limitation as to dividends, qualifications, and terms and conditions of redemption set forth in Article FIFTH of the Corporation’s charter.

IN WITNESS WHEREOF, Scudder Investors Funds, Inc. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Vice President and attested to by its Assistant Secretary on this 15 day of December, 2005; and its President acknowledges that these Articles Supplementary are the act of Scudder Investors Funds, Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST	SCUDDER INVESTORS FUNDS, INC.

/s/ Caroline Pearson	/s/ John Millette

Caroline Pearson	John Millette
Assistant Secretary	Vice President